Exhibit 99

June 17, 2003

DTE ENERGY ANNOUNCES REDUCED SYNTHETIC FUEL PRODUCTION

     DETROIT — DTE Energy today announced it has reduced production volumes from its synthetic fuel facilities. This action will allow the company to optimize the earnings from these facilities, given DTE Energy’s ability to recognize the tax credits generated from these facilities against current taxable income.

     DTE Energy operates nine synthetic fuel production facilities, seven of which are wholly owned. Synthetic fuel facilities chemically change coal, including waste and marginal coal, into a synthetic fuel as determined under applicable Internal Revenue Service (IRS) rules.

     The production and sale of synthetic fuel produced at these facilities generates federal income tax credits under Section 29 of the Internal Revenue Code. DTE Energy, through its subsidiaries, holds private letter rulings (PLRs) from the IRS on seven of its nine synthetic fuel facilities.

     As stated in previous communications, the IRS has suspended issuance of PLRs relating to synthetic fuel production, pending its review of issues concerning chemical change and it is not clear when this situation will be resolved. As a result, the sale of interests in DTE Energy’s synthetic fuel facilities will take longer than expected, although negotiations with prospective purchasers are making good progress. Such sales are important because they increase taxable earnings and allow the company to recognize tax credits generated from its remaining synthetic fuel facilities.

     In addition, cool spring and early summer weather, and other cost pressures, have contributed to lower taxable earnings than expected at DTE Energy. If this trend continues, tax credits generated from synthetic fuel facilities operating at full production levels will exceed DTE Energy’s tax credit appetite in 2003.

     DTE Energy has reduced synthetic fuel production volumes by about one-half. The revised production plan will be assessed weekly to optimize tax credits generated with estimated taxable income. Production levels could be increased or decreased depending on various factors, including successful sales of synthetic fuel interests or changes in taxable earnings.

     “Through May we were optimistic that we would be able to sell interests in synthetic fuel facilities,” said Anthony F. Earley Jr., DTE Energy chairman and CEO. “This was a reasonable assumption given a very active secondary market for these facilities. But as we have moved into June, it is clearer that the IRS will take longer to resolve this issue. Given the risks associated with the timing of the PLR resolution, coupled with lower forecast taxable earnings, we have to make this adjustment to our operations.”

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     These lower production volumes will negatively impact earnings per share by about $0.05 — $0.07 per month, for each month of lower production.

     In addition, there will be significant quarter-to-quarter variations in reported earnings due to the impact of these lower production volumes on the effective tax rate adjustment. Generally Accepted Accounting Principles require DTE Energy to apply a levelized effective tax rate to quarterly periods that is consistent with the estimated annual effective tax rate. The purpose of this accounting treatment is to maintain a quarterly effective tax rate consistent with the estimated annual rate. As a result, tax credits recognized are shifted from the first two quarters to the second half of the year. This shift of credits recognized will be magnified by the lower synthetic fuels production volumes. This adjustment has no impact on annual earnings.

     Two years ago, the IRS conducted a detailed review of issues related to Section 29 tax credits and these issues were resolved favorably to the industry in six months. DTE Energy is working aggressively with other industry participants to resolve this issue in a shorter time period. Given the complexities of these issues, however, the company cannot predict the ultimate outcome or timing. DTE Energy expects to remain an active participant in the synthetic fuels market.

     DTE Energy (NYSE:DTE) is a Detroit-based diversified energy company involved in the development and management of energy-related businesses and services nationwide. Its largest operating units are Detroit Edison, an electric utility serving 2.1 million customers in Southeastern Michigan, and MichCon, a natural gas utility serving 1.2 million customers in Michigan. Information about DTE Energy is available at www.dteenergy.com.

     This news release contains “forward-looking statements” that are subject to risks and uncertainties. They should be read in conjunction with the forward-looking statements in DTE Energy’s 2002 Form 10-K Item 1 (incorporated by reference herein), and in conjunction with other SEC reports filed by DTE Energy that discuss important factors that could cause DTE Energy’s actual results to differ materially. DTE Energy expressly disclaims any current intention to update any forward-looking statements contained in this document as a result of new information or future events.

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